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                 November 10, 2021

       Gregory Beard
       Chief Executive Officer
       Stronghold Digital Mining, Inc.
       595 Madison Avenue, 29th Floor
       New York, NY 10022

                                                        Re: Stronghold Digital
Mining, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed November 8,
2021
                                                            File No. 333-260874

       Dear Mr. Beard:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Matthew Derby, Staff Attorney, at (202) 551-3334 or Joshua Shainess,
       Legal Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology